UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 23, 2010

CULLEN AGRICULTURAL HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53806	27-0863248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1431 N Jones Plantation Road, Millen, Georgia	30442
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 621-6737

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

As previously announced, on September 23, 2010, Cullen Agricultural Holding Corp. (the “Company”) entered into a Sales Contract with Landee Acres, LLC (“Buyer”) pursuant to which the Company was to sell to the Buyer approximately 1,200 acres of land for approximately $2.8 million.  The agreement was subject to a 14-day due diligence period for the Buyer to examine the land, during which time the Buyer could terminate the contract for any reason with no penalty.  On October 8, 2010, the Company was notified that the Buyer was terminating the contract because it was unable to obtain the necessary financing to purchase the land.

On October 15, 2010, the Company entered into a new Sales Contract with the Buyer pursuant to which the Company will sell to the Buyer approximately 700 acres of land for an aggregate of $1.45 million.  The Sales Contract also provides for the Company to grant the Buyer an option to purchase an additional approximate 500 acres of land for approximately $1.49 million which option must be exercised and such sale must occur by September 1, 2011; provided however that if the option is exercised and the sale is consummated on or before March 31, 2011, the purchase price for this land would be reduced by $50,000.

If the option referred to above is exercised and both sales are consummated, the 1,200 acres to be sold by the Company under the Sales Contract represent approximately 39% of the total acres of land owned by the Company.  Cullen Inc. Holdings Ltd. (“Cullen Holdings”), an entity affiliated with Eric J. Watson, the Company’s Chief Executive Officer, holds a mortgage on the land described above and has agreed to release the Company from such mortgage in order for the Company to consummate the sale and grant the option.  The Company will use approximately $2.3 million of the proceeds from the sale of the land (assuming the option described above is exercised) to repay a portion of the existing promissory note held by Cullen Holdings, currently in the amount of $3.6 million, in order to reduce the Company’s interest burden and working capital needs.

It is anticipated that the closing of the purchase of the 700 acres of land will take place on or before October 26, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2010
CULLEN AGRICULTURAL HOLDING CORP.

By:	/s/ Eric J. Watson
Name: Eric J. Watson
Title: Chief Executive Officer